Exhibit 11


               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
               --------------------------------------------------

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
    -------------------------------------------------------------------------



THREE MONTHS ENDED MARCH 31,                1998                   1997
--------------------------------------------------------------------------------
(Amounts in thousands, except           (Unaudited)            (Unaudited)
  per share data)

Weighted average number of shares
  outstanding:
    4% Preferred......................          179                     190
    6-1/2% Preferred..................          963                     995
    Class A...........................       23,832                  23,677
                                           ========                  ======

BASIC EPS
 Net Income...........................     $  2,006                 $ 2,521
                                           ========                 =======

 Earnings per Class A share...........        $ .08                   $ .11
                                              =====                   =====

 Weighted average number of Class A
  shares outstanding..................       23,832                  23,677

DILUTED EPS
 Net Income...........................     $  1,915(1)              $ 2,354(1)
                                           ========                 =======

 Earnings per Class A share...........        $ .07                   $ .09
                                              =====                   =====

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares.................       27,616                  27,613


(1) Includes decrease in net income of $91 and $167, respectively, due to dilution in equity in earnings of affiliate.


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